EXHIBIT 10.7
CVB FINANCIAL CORP.
DISCRETIONARY PERFORMANCE COMPENSATION PLAN SUMMARY
2009
The CVB Financial Corp. Performance Compensation Plan is an objective driven incentive plan based on quantitative measures of performance. It is intended to recognize successful performance by the participants in the plan. Awards are most strongly influenced by return on average equity, since it is our primary criterion for results. This will be complemented by specific objectives in other areas of performance, which are most directly influenced by the individual plan participants. This performance compensation plan is discretionary and the Compensation Committee of the Board (“the Committee”) reserves the right to adjust or modify the plan as they consider appropriate.
Performance awards are governed primarily by return on average equity. Minimum, target and maximum performance compensation awards will be based on the level of success achieved during the year as outlined in the Financial Plan for 2009.
The performance compensation awards will be presented by February 28, 2010. An associate must be actively employed by the Company when the award checks are issued in order to receive the award. All awards will be approved by the Committee, and the Committee retains the right to adjust or revoke the plan at any time during the year.
The Committee reserves the right to 1) grant bonuses where bonuses have not been earned under the guidelines of this plan and/or 2) adjust bonus allocations either upward or downward based on their judgment of an individual’s overall contribution to the Company for the year.
SENIOR LEADERSHIP COMMITTEE PERFORMANCE COMPENSATION PLAN
Senior Leadership Committee performance compensation will be based on the return on average equity for the Company and on their individual performance categories. The related weights or values assigned to return on equity and the individual performance categories will depend on the position and responsibilities of the executive. Performance levels and the respective awards are outlined in the 2009 Individual Performance Compensation Plan.
For our President and Chief Executive Officer and each of our executive officers (other than the executive in charge of our trust department), performance compensation will be based on the following individual categories:
Return on Average Equity
Earnings Growth
Demand Deposits
Total Deposits including Repos
Business Loans
Total Loans
Fee Income
Non-Interest Income
The members of this group are currently: Messrs. Myers, Biebrich, Dowd and Hollander. The total compensation which may be earned by Mr. Myers is between 75% and 150% of his base salary. The total performance compensation which may be earned by each of Messrs. Biebrich, Dowd, and Hollander is between 25% and 75%.
For Christopher A. Walters, Executive Vice President — CitizensTrust, performance compensation will be based on the following individual categories:
Return on Average Equity
Wealth Management Fees
Investment Services Fees
Net Earnings of CitizensTrust
Managed Assets
The total performance compensation which may be earned by Mr. Walters is between 25% and 75%.